EXHIBIT 99.1

November 9, 2011

Sutron Reports Third Quarter Operating Results

Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for the three months ended September 30, 2011.

Summary

For the third quarter ended September 30, 2011, net income was $541,000, or $.12 per share, as compared to net income of $782,295, or $.17 per share, in the third quarter in 2010.  Revenues for the third quarter ended September 30, 2011 were down 7 percent to $5,415,230 as compared to $5,833,904 in the third quarter of 2010 which by historical standards was a strong quarter for the Company.  Gross profit for the third quarter of 2011 as a percentage of revenues was 43 percent as compared to 44 percent for the same quarter a year ago.  Operating expenses for the third quarter of 2011 were $1,489,511, an increase of 6 percent compared to operating expenses of $1,408,000 for the same quarter a year ago. The increase in operating expenses was the result of planned spending increases for sales and marketing.

For the three months ended September 30, 2011, bookings were up 19 percent to $6,500,000 as compared to $5,445,000 in the third quarter of 2010.

Net income for the nine months ended September 30, 2011 was $821,205, or $.18 per share, as compared to net income of $1,702,775, or $.37 per share, in 2010.  Revenues for the nine months ended September 30, 2011 were down 13 percent to $14,144,357 as compared to $16,206,680 in 2010.  Gross profit for the nine months ended September 30, 2011 as a percentage of revenues was 39 percent as compared to 42 percent in 2010.  Operating expenses for the nine months ended September 30, 2011 were $4,336,984 as compared to operating expenses of $4,250,486 in 2010.

For the nine months ended September 30, 2011, bookings were $12,879,000 as compared to bookings of $20,504,000 for the nine months ended September 30, 2010. The backlog of customer orders at September 30, 2011 was $10,482,000 as compared to a backlog of $14,509,000 at September 30, 2010.

Outlook

“Although slower government commitment and spending in many of our foreign and domestic markets  continued to impact us in the third quarter”, said Raul McQuivey, Sutron’s Chairman and Chief Executive Officer, “we were pleased by a 19 percent increase in our third quarter bookings. In fact our bookings in the third quarter alone slightly exceeded our combined bookings for the first two quarters of the year.  We are optimistic about our prospects to sustain this trend as we expect to close several significant international contracts before the end of the fiscal year.  If governmental funding is timely available to support these tenders, bookings should continue to pick up over the last three months of 2011 as well as into the first quarter of 2012. In recent months, we have experienced increased bid activity and see many exciting domestic and international project opportunities.  We believe that infrastructure spending on both water and weather monitoring projects will continue to grow in the future due to the need to monitor water as a resource and for floods and changing weather conditions.  As stated in previous releases, the fluctuations in bookings and revenue are not uncommon to our business which is highly project driven and subject to governmental approval and funding processes.”

“We believe that our strategic direction and market focus will help us grow our revenues and profits.  We are excited about our new products, IridiumLink and GPRSLink, that will be introduced early in 2012.  We have designed both to be integrated logger/telemetry products that provide low cost, two-way communication.  We expect these products to expand our growth with both existing and new customers.”

“Our balance sheet remains strong with no debt and approximately $10 million of cash on hand, which positions us to fund our growth both organically and through acquisitions.  We continue to explore accretive strategic acquisitions that will complement our business as well as focus on revenue growth through strategic alliances.”

About Sutron Corporation

Sutron Corporation, headquartered in Sterling, Virginia, is a project driven business.  Our quarterly results may fluctuate substantially based upon large contract awards that are difficult to project in terms of timing and may be delayed due to the differing time frames in securing government approvals.  We provide hydrological, meteorological and oceanic real-time data collection products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies.  Over 50,000 Sutron stations have been installed worldwide.  We manufacture our dataloggers, satellite transmitters and sensors.  Our product and systems are designed to offer commonality of components and uniform interfaces in order to build modular, open, distributed systems that provide excellent performance regardless of the number of sensors or field stations.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION

FINANCIAL SUMMARY

	(Unaudited)
	For the Three Months
	Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2011	2010

Revenues	$5,415,230	$5,833,904
Cost of sales	3,098,989	3,268,035
Gross profit	2,316,241	2,565,869
Operating expenses	1,489,511	1,408,000
Operating income	826,730	1,157,869
Interest and other income	21,270	19,426
Income before income taxes	848,000	1,177,295
Income tax expense (benefit)	307,000	395,000
Net income	$541,000	$782,295
PER SHARE AMOUNTS:
Basic income per share	$0.12	$0.17
Diluted income per share	$0.11	$0.16

	(Unaudited)
	For the Nine Months
	Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2011	2010

Revenues	$14,144,357	$16,206,680
Cost of sales	8,599,405	9,385,520
Gross profit	5,544,952	6,821,160
Operating expenses	4,336,984	4,250,486
Operating income	1,207,968	2,570,674
Interest and other income	64,237	47,101
Income before income taxes	1,272,205	2,617,775
Income tax expense (benefit)	451,000	915,000
Net income	$821,205	$1,702,775
PER SHARE AMOUNTS:
Basic income per share	$0.18	$0.37
Diluted income per share	$0.17	$0.34

Balance Sheets

	(Unaudited)	(Audited)
	September 30,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$9,211,321	$9,627,961
Restricted cash and cash equivalents	806,907	796,189
Accounts receivable, net	5,995,211	5,380,975
Inventory	3,878,876	3,758,702
Prepaid items and other assets	944,884	560,460
Income taxes receivable	0	0
Deferred income taxes	535,000	477,000
Total Current Assets	21,372,199	20,601,287

Property and Equipment, Net	1,569,817	1,706,971
Other Assets
Goodwill	570,150	570,150
Other Assets	102,919	108,769
Total Assets	$23,615,085	$22,987,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,062,429	$1,119,684
Accrued payroll	99,550	490,197
Other accrued expenses	1,766,282	1,543,086
Notes payable – current	0	0
Billings in excess of costs and estimated earnings	205,387	361,699
Total Current Liabilities	3,133,648	3,514,666
Long-Term Liabilities
Deferred rent	1,130,071	1,234,385
Notes payable, net of current maturities	—	—
Deferred income taxes	138,000	99,000
Total Long-term Liabilities	1,268,071	1,333,385
Total Liabilities	4,401,719	4,848,051
Stockholders’ Equity
Common stock, 12,000,000 shares authorized;
4,673,632 and 4,575,632 issued and outstanding	46,737	45,757
Additional paid-in capital	4,050,647	3,732,184
Retained earnings	15,231,082	14,409,877
Accumulated other comprehensive loss	(115,100)	(48,692)
Total Stockholders’ Equity	19,213,366	18,139,126
Total Liabilities and Stockholders’ Equity	$23,615,085	$22,987,177

More information about Sutron, please visit:  www.sutron.com

Contacts

Sutron Corporation
Sidney Hooper, 703-406-2800
shooper@sutron.com